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                                                                     EXHIBIT 1.4


                          AGREEMENT AND PLAN OF MERGER


         This AGREEMENT AND PLAN OF MERGER (the "Agreement") is dated as of April 17, 2001 by and among WebToTel, Inc., a Delaware corporation (the "Company"), Counsel Communications LLC, a Delaware limited liability company ("Counsel"), I-Link Incorporated, a Florida corporation (the "Purchaser"), I-Link Acquisition Corp., a Delaware corporation (the "Merger Sub"), and the other shareholders of the Company as listed on the signature pages hereof.

                                   WITNESSETH:

                  WHEREAS, the respective Boards of Directors of the Company, the Purchaser and Merger Sub have approved and adopted the merger of the Company with and into Merger Sub on the terms and subject to the conditions set forth herein; and


         WHEREAS, pursuant to the Merger, the outstanding shares of the common stock of the Company, $0.001 par value per share (the "Company Common Stock") will be converted into the right to receive the consideration described below.

         NOW, THEREFORE, in consideration of the mutual covenants contained herein, and intending to be legally bound, the parties hereto agree as follows:

                                    ARTICLE I

                               Certain Definitions

         Section 1.1. Certain Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

         "Affiliate" means, with respect to any Person, any other Person who, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlled" and "controlling" have meanings correlative thereto.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "GAAP" means generally accepted accounting principles as in effect in the United States on the date of this Agreement.

         "Governmental Authority" means any national, federal, state, provincial, county, municipal or local government, foreign or domestic, or the government of any political subdivision of any of

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the foregoing, or any entity, authority, agency, ministry or other similar body exercising executive, legislative, judicial, regulatory or administrative authority or functions of or pertaining to government, including any authority or other quasi-governmental entity established to perform any of such functions.

         "Material Adverse Change" means, with respect to any Person, a material adverse change in the business, financial condition or results of operations of such Person.

         "Person" means an individual, partnership, limited liability company, corporation, joint stock company, unincorporated organization or association, trust or joint venture, or a governmental agency or political subdivision thereof.

         "Purchaser Common Stock" means the common stock, par value $0.007 per share, of the Purchaser.

         "Restricted Stock" means any shares of Common Stock of the Purchaser issued in connection with the consummation of the transactions contemplated by this Agreement.

         "Securities Act" means the Securities Act of 1933 or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

         "Taxes" means any and all taxes, charges, fees, levies or other like assessments (and all related interest, additions to tax and penalties), including, income, transfer, gains, gross receipts, excise, inventory, property (real, personal or intangible), customs duty, sales, use, license, withholding (including backup withholding), payroll, employment, capital stock or franchise taxes and escheat liability, imposed by the United States, or any state, local or foreign government, or any subdivision or agency of any of the foregoing, whether computed on a unitary, combined or any other basis.

         "Tax Return" means any report, return, information reports or returns or other information with respect to Taxes (including any attached schedules or any amendments to such report return or other information) required to be filed with or supplied to any taxing authority.

         Section 1.2. Interpretation. Unless otherwise indicated to the contrary herein by the context or use thereof: (i) the words, "herein," "hereto," "hereof" and words of similar import refer to this Agreement as a whole and not to any particular Section or paragraph hereof; (ii) words importing the masculine gender shall also include the feminine and neutral genders, and vice versa; and (iii) words importing the singular shall also include the plural, and vice versa.

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                                   ARTICLE II

                                   The Merger

         Section 2.1. The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Section 2.2), the Merger Sub shall be merged with and into the Company (the "Merger") and the separate corporate existence of the Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger and shall continue to be governed by the Delaware General Corporation Law (the "DGCL"). The separate corporate existence of the Company with all its rights, privileges, powers and franchises shall continue unaffected by the Merger. The Merger shall have the effects specified in the DGCL. From and after the Effective Time, the Company is sometimes referred to herein as the "Surviving Corporation."

         Section 2.2. Certificate of Merger. On the Closing Date (as defined in Section 2.13), the parties hereto shall cause a certificate of merger (the "Certificate of Merger"), meeting the requirements of Section 251 of the DGCL, to be properly executed and filed in accordance with the DGCL. The Merger shall be effective at the time and on the date of the filing of the Certificate of Merger in accordance with the DGCL, or at such other time and date specified in the Certificate of Merger (the "Effective Time").

         Section 2.3. Certificate of Incorporation. The Certificate of Incorporation of the Company in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable law.

         Section 2.4. By-laws. The by-laws of the Company in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation until amended in accordance with applicable law.

         Section 2.5. Officers. The officers of the Surviving Corporation from and after the Effective Time shall be designated by the Purchaser and will hold office until their successors are duly elected or appointed and qualify in the manner provided in the certificate of incorporation or by-laws of the Surviving Corporation or as otherwise provided by law, or until their earlier death, resignation or removal.

         Section 2.6. Directors. The directors of the Surviving Corporation from and after the Effective Time shall be designated by the Purchaser and will serve until their successors are duly elected or appointed and qualify in the manner provided in the certificate of incorporation or by-laws of the Surviving Corporation or as otherwise provided by law, or until their earlier death, resignation or removal.

         Section 2.7. Conversion of Shares. The aggregate amount of consideration payable pursuant to this Section 2.7 is hereinafter referred to as the "Merger Consideration," and is calculated based on a $0.56 per share valuation of Purchaser Common Stock to be delivered as the Merger Consideration (with the result that the shareholders of the Company will own 17,454,333 shares of the outstanding Purchaser Common Stock immediately following the Merger. Subject to the terms

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and conditions of this Agreement, as of the Effective Time (and as elected by each stockholder of the Company prior to the Effective Time), by virtue of the Merger and without any action on the part of the Merger Sub, the Company or the holder of any shares of the Company Common Stock, the following shall occur:

         (A) EACH SHARE OF COMPANY COMMON STOCK ISSUED AND OUTSTANDING IMMEDIATELY PRIOR TO THE EFFECTIVE TIME (OTHER THAN SHARES HELD IN THE COMPANY'S TREASURY), SHALL, BY VIRTUE OF THE MERGER AND WITHOUT ANY ACTION ON THE PART OF THE HOLDERS THEREOF, BE CONVERTED INTO THE RIGHT TO RECEIVE 0.1313 (THE "EXCHANGE RATIO") OF A SHARE OF PURCHASER COMMON STOCK (SUBJECT TO ADJUSTMENT AS PROVIDED HEREIN), SUCH THAT IMMEDIATELY AFTER THE EFFECTIVE TIME 17,454,333 SHARES OF THE PURCHASER WILL BE OWNED BY THE COMPANY'S SHAREHOLDERS, AS INDICATED ON EXHIBIT A ATTACHED HERETO.

         (b) All shares of Company Common Stock converted in accordance with Section 2.7(a) shall, when so converted, no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock (a "Certificate") shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration payable with respect thereto. Each share of Company Stock held in the treasury of the Company shall, by virtue of the Merger and without any action on the part of the holders thereof, be canceled, retired and cease to exist and no payment shall be made with respect thereto.

         (c) Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Merger Sub or the Purchaser, be converted into one share of common stock of the Surviving Corporation.

         Section 2.8. Payment of Merger Consideration. On the Closing Date, the Purchaser shall deliver the Merger Consideration payable to Counsel and the other Company shareholders registered in their respective names. The Merger Consideration is subject to adjustment as set forth in Section 2.9.

         Section 2.9. Adjustments. In the event that, subsequent to the date of this Agreement and prior to the Effective Time, the outstanding shares of Purchaser Common Stock or Company Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities through reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other like changes in the Purchaser's or the Company's capitalization, then an appropriate and proportionate adjustment shall be made in the terms of the consideration provided for in this Article II.

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         Section 2.10      Fractional Shares. No fraction of a share of
Purchaser Common Stock will be issued, but in lieu thereof, each holder of shares of Company Common Stock who would otherwise be entitled to a fraction of a share of Purchaser Common Stock (after aggregating all fractional shares of Purchaser Common Stock to be received by such holder) shall be entitled to receive from Purchaser an amount of cash (rounded down to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the value ascribed to each share of Company Common Stock pursuant to this Agreement.

         Section 2.11.     Exchange of Certificates.

         (a) At the Closing, Counsel and the other Company shareholders shall surrender its Certificate or Certificates, with such stock powers executed in blank or otherwise in proper form for transfer to the Purchaser as the Purchaser may reasonably request in exchange for the portion of the Merger Consideration into which the shares of Company Common Stock represented by such Certificate or Certificates shall have been converted pursuant to this Agreement. Upon such surrender, Counsel and the other Company shareholders shall be entitled to receive in exchange therefor the Merger Consideration to which Counsel and the other Company shareholders shall have become entitled pursuant to the provisions of this Article II and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on any cash constituting Merger Consideration and any unpaid dividends and distributions, if any, payable to holders of Certificates. Until surrendered in accordance with the provisions of this Section 2.11, each Certificate (other than Certificates canceled pursuant to Section 2.7(b)) shall represent for all purposes only the right to receive the Merger Consideration provided for by this Agreement, without interest.

         (b) No dividends or other distributions declared after the Effective Time with respect to the Purchaser Common Stock and payable to the holders of record thereof shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Article II. After the surrender of a Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of the Purchaser Common Stock, if any, represented by such Certificate.

         (c) After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration as provided for, and in accordance with, the provisions of this
Section 2.11.

         (d) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Purchaser, the posting by such person of a bond in such amount as the Purchaser reasonably may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Purchaser will issue in exchange for such lost, stolen or destroyed Certificate the cash and shares of Purchaser Common Stock deliverable in respect thereof pursuant to this Agreement.

                  Section 2.12. Closing. The closing of the transactions contemplated hereby (the "Closing") shall take place as soon as practicable following the satisfaction or waiver (to the extent waivable) of the conditions set forth in Article VI or at such other time and place (including via exchange of facsimile documents) as the parties may agree. The time and date of the Closing is herein referred to as the "Closing Date."


                                   ARTICLE III

              Representations and Warranties Regarding the Company

         The Company hereby represents and warrants to the Purchaser and the Merger Sub that:


         Section 3.1. Organization and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full power and authority, corporate and other, to own, lease and operate its properties and assets and to carry on its business as currently conducted.


         Section 3.2. Authorization. The Company has full power and authority (corporate and other) and legal capacity to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by the Company in connection with the consummation of the transactions contemplated by this Agreement (this Agreement, together with all such other agreements, documents, instruments and certificates required to be executed by the Company being referred to herein, collectively, as the "Company Documents"), and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement by the Company has been duly authorized by the Board of Directors of the Company, and no further corporate action on the part of the Company or its shareholders is necessary to authorize this Agreement and the performance of the transactions contemplated hereby. This Agreement has been, and each of the other Company Documents will be at or prior to Closing, duly and validly executed and delivered by the Company and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each of the other Company Documents when so executed and delivered will constitute, legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).


        Section 3.3.       Capitalization. (a)   As of the date hereof:

                           (i)      all of the issued and outstanding shares of
capital stock of the Company were duly authorized for issuance and are validly issued, fully paid and non-assessable;

                           (ii)     Exhibit A fully and accurately describes the
capital structure of the

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Company and, except as set forth on Exhibit A, there are no outstanding securities of the Company convertible into or evidencing the right to purchase or subscribe for any shares of capital stock of the Company, there are no outstanding or authorized options, warrants, calls, subscription rights, commitments or other agreements of any character requiring, and there are no securities outstanding which upon conversion or exchange would require, the issuance, sale or transfer of any additional shares of capital stock of the Company or other equity securities of the Company or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of capital stock of the Company or other equity securities of the Company, or any stock appreciation rights, phantom stock or similar equity equivalent rights issued by or binding upon the Company;

                           (iii)    there are no voting trusts or other voting
agreements with respect to the capital stock of the Company or other ownership interests of the Company or any agreement relating to the issuance, sale, redemption, transfer or other disposition of any such interests of the Company to which the Company is a party, or of which the Company has knowledge; and

                           (iv)     the Company controls the voting capital
stock of Nexbell Communications, Inc. ("Nexbell") and CPT-1 Holdings Inc.

         Section 3.4. Corporate Records; Conflicts; Consents. The execution and delivery by the Company of this Agreement and the other Company Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by the Company with any of the provisions hereof or thereof will not
(i) conflict with, or result in the breach of, any provision of the Articles of Incorporation or Bylaws of the Company; (ii) conflict with, violate, result in the breach or termination of, or constitute a default under any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which the Company is a party or by which the Company or its properties or assets are bound; (iii) violate any statute, rule, regulation, order or decree of any Governmental Authority by which the Company is bound; or (iv) result in the creation of any Lien (except as contemplated herein) upon the properties or assets of the Company except, in case of clauses (ii), (iii) and (iv), for such violations, breaches or defaults as would not, individually or in the aggregate, have a Material Adverse Change. No consent, waiver, approval, order, permit or authorization of, or declaration or filing with, or notification to, any Person, including without limitation any Governmental Authority, is required on the part of the Company in connection with the execution, delivery and performance of this Agreement or the other Company Documents, or the compliance by the Company with any of the provisions hereof or thereof.

         Section 3.5. Reports and Financial Statements. (a) The Company and its subsidiaries have been and are in compliance with all federal, state and local laws, statutes, ordinances, rules and regulations (including without limitation the Securities Act and the Securities Exchange Act of 1934, as amended) as of the date hereof, the failure to comply with which could materially adversely affect the business, assets, operations, earnings, prospects or condition (financial or otherwise) of the Company or which would subject any officer or director of the Company to civil or criminal penalties or imprisonment. The Company has materially complied with the rules and regulations of all governmental agencies having authority over its business or its operations, including without limitation, agencies concerned with intra-state and interstate commerce, occupational safety, environmental protection and employment practices, except where the failure to comply would not have a material adverse effect on the business, operations, earnings, assets or condition (financial or otherwise) of the Company. The Company has no knowledge of and has not received any notice of violation of any such rule or regulation during the two years prior to the date hereof which could result in any liability of the Company for penalties of damages or which could subject the Company to any injunction or government writ, order or decree. To the best of the Company's knowledge, there are no facts, events or conditions that could interfere with, prevent continued compliance with or give rise to any material liability under any federal, state or local governmental laws, statutes, ordinances or regulations applicable to the business, operations, earnings, assets or condition (financial or otherwise) of the Company.

                  (b) The audited financial statements of Nexbell for the year ended July 31, 2000 and any unaudited interim financial statements of Nexbell through and including January 31, 2001 (collectively, the "Company Financial Statements") have been prepared in accordance with the United States generally accepted accounting principles ("GAAP") applied on a basis consistent with prior periods and fairly presented the consolidated financial position of Nexbell as of the dates thereof (subject, in the case of unaudited interim statements to normal year-end adjustments and the absence of certain footnote disclosures).

                  (c) As of the date of this Agreement, except as set forth in the Company Financial Statements or as previously disclosed in writing to the Purchaser and prior to the date of this Agreement, to the Company's knowledge neither the Company nor any of its subsidiaries is a party to or bound by (i) any "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) or (ii) any non-competition agreement or any other agreement or arrangement that materially limits the Company or any of its subsidiaries or any of their respective affiliates, or that would, after the date hereof similarly limit Nexbell or the Company or any successor thereto, from engaging or competing in any line of business or in any geographic area after giving effect to the transactions contemplated hereby.

         Section 3.6.      Absence of Undisclosed Liabilities; Affiliate
Transactions.

                  (a) Except for matters reflected or reserved against in the balance sheet as of July 31, 2000 and January 31, 2001 included in the Company Financial Statements or as previously disclosed in writing to the Purchaser, neither the Company nor any of the Company Subsidiaries had at such date or has incurred since that date any liabilities, obligations (whether absolute, accrued, contingent or otherwise) or contingencies of any nature, except (i) liabilities, obligations or contingencies (A) which are accrued or reserved against in the Company Financial Statements or reflected in the notes thereto or (B) which were incurred after July 31, 2000 and January 31, 2001 in the ordinary course of business and consistent with past practices; or (ii) liabilities, obligations or contingencies which are of a nature not required to be reflected in the consolidated financial statements of the Company and the Company Subsidiaries prepared in accordance with GAAP consistently applied and which were incurred in the ordinary course of business. The Company and its subsidiaries are current in the payment of all taxes.

                  (b) There are no other transactions, agreements, arrangements or understandings between the Company or the Company Subsidiaries, on the one hand, and the Company's affiliates (other than wholly-owned subsidiaries of the Company) or other Persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act.

         Section 3.7. Intellectual Property. The Company owns, or has the right to use (or believes, after due inquiry, that it can obtain the right to use on reasonable commercial terms), all patents, patent applications, trademarks, service names, trade names, copyrights, licenses, trade secrets or other proprietary rights necessary to conduct its business as now being conducted and as proposed to be conducted to the Company's knowledge without any conflict or infringement of the rights of others and, except as set forth on
Schedule 3.7 the Company has not received a notice that it is infringing upon or otherwise acting adversely to the right or claimed right of any person under or with respect to any of the foregoing, and to the Company's knowledge there is no basis for any such claim. The Company has no patents or patent applications issued, pending or issuable. The Company is not aware of any violation by a third party of any of the Company's or its subsidiaries' patents, trademarks, service marks, trade names, copyrights, trade secrets or other proprietary rights. The Company is not aware that any of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with their duties to the Company or that would conflict with the Company's business as now being conducted and as proposed to be conducted. Neither the execution nor delivery of this Agreement, nor the conduct of the Company's business will, to the Company's knowledge, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any employee is now obligated.

         Section 3.8. Legal Proceedings. There are no legal proceedings pending or, to the knowledge of the Company or its Affiliates, threatened that are reasonably likely to prohibit or restrain the ability of the Company or its Affiliates to enter into this Agreement or consummate the transactions contemplated hereby or which otherwise would result in a Material Adverse Change.

         Section 3.9. No Misrepresentation. This Agreement (including the Exhibits hereto) as of the date hereof contains no untrue statement of a material fact nor omits a material fact necessary in order to make the statements contained herein not misleading.


                                   ARTICLE IV

   Representations and Warranties Regarding the Purchaser and the Merger Sub

         The Purchaser and the Merger Sub, jointly and severally, hereby represent and warrant to the Company that:

         Section 4.1. Organization and Good Standing. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and the Merger Sub is a corporation duly organized existing and in good standing under the laws of Delaware. The Purchaser and Merger Sub have full power and authority (corporate and other) to own, lease and operate its properties and assets and to carry on their business as currently conducted.

         Section 4.2. Authorization. The Purchaser and Merger Sub have full power and authority (corporate and other) and legal capacity to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by the Purchaser and/or the Merger Sub in connection with the consummation of the transactions contemplated by this Agreement (this Agreement, together with all such other agreements, documents, instruments and certificates required to be executed by the Purchaser and the Merger Sub being referred to herein, collectively, as the "Purchaser and Merger Sub Documents"), and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement by the Purchaser and the Merger Sub have been duly authorized by the Board of Directors of the Purchaser and Merger Sub, and no further corporate action on the part of the Purchaser and the Merger Sub or its shareholders is necessary to authorize this Agreement and the performance of the transactions contemplated hereby. This Agreement has been, and each of the other Purchaser and Merger Sub Documents will be at or prior to Closing, duly and validly executed and delivered by the Purchaser and the Merger Sub and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each of the other Purchaser and the Merger Sub Documents when so executed and delivered will constitute, legal, valid and binding obligations of the Purchaser and the Merger Sub, enforceable against the Purchaser and the Merger Sub in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).


         Section 4.3.      Capitalization. (a)   As of the date hereof:

                           (i)      all of the issued and outstanding shares of
capital stock of the Purchaser and the Merger Sub were duly authorized for issuance and are validly issued, fully paid and non-assessable;

                           (ii)     Exhibit B fully and accurately describes the
capital structure of the Purchaser and the Merger Sub and, except as set forth on Exhibit B, there are no outstanding securities of the Purchaser and the Merger Sub convertible into or evidencing the right to purchase or subscribe for any shares of capital stock of the Purchaser and the Merger Sub, there are no outstanding or authorized options, warrants, calls, subscription rights, commitments or other agreements of any character requiring, and there are no securities outstanding which upon conversion or exchange would require, the issuance, sale or transfer of any additional shares of capital stock of the Purchaser and the Merger Sub or other equity securities of the Purchaser and the Merger Sub or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of capital stock of the Purchaser and the Merger Sub or other equity securities of the Purchaser, or any stock appreciation rights, phantom stock or similar equity equivalent rights issued by or binding upon the Purchaser and the Merger Sub; and

                           (ii)     there are no voting trusts or other voting
agreements with respect to the capital stock of the Purchaser and/or the Merger Sub or other ownership interests of the Purchaser and the Merger Sub or any agreement relating to the issuance, sale, redemption, transfer or other disposition of any such interests of the Purchaser and/or the Merger Sub to which the Purchaser and/or the Merger Sub are parties, or of which the Purchaser and the Merger Sub have knowledge.

                                    (b)      Upon the consummation of the
                                             transactions contemplated hereby,
                                             all of the Purchaser Common Stock
                                             issued as Merger Consideration
                                             hereunder will have been and will
                                             be duly authorized, validly issued,
                                             fully paid and nonassessable, and
                                             free and clear of all liens. All
                                             shares of Purchaser Common Stock
                                             shall have been issued in material
                                             compliance with all applicable
                                             federal and state securities laws
                                             and regulations.

          Section 4.4. Corporate Records; Conflicts; Consents. Except as set forth in the attached Schedule 4.4, the execution and delivery by the Purchaser and the Merger Sub of this Agreement and the other Purchaser and the Merger Sub Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by the Purchaser and the Merger Sub with any of the provisions hereof or thereof will not (i) conflict with, or result in the breach of, any provision of the Articles of Incorporation or Bylaws of the Purchaser or the Merger Sub; (ii) conflict with, violate, result in the breach or termination of, or constitute a default under any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which the Purchaser or the Merger Sub is a party or by which the Purchaser or the Merger Sub or their properties or assets are bound; (iii) violate any statute, rule, regulation, order or decree of any Governmental Authority by which the Purchaser and/or the Merger Sub is bound; or (iv) result in the creation of any Lien (except as contemplated herein) upon the properties or assets of the Purchaser and/or the Merger Sub except, in case of clauses (ii), (iii) and (iv), for such violations, breaches or defaults as would not, individually or in the aggregate, have a Material Adverse Change. No consent, waiver, approval, order, permit or authorization of, or declaration or filing with, or notification to, any Person, including without limitation any Governmental Authority, is required on the part of the Purchaser and/or the Merger Sub in connection with the execution, delivery and performance of this Agreement or the other Purchaser and the Merger Sub Documents, or the compliance by the Purchaser and the Merger Sub with any of the provisions hereof or thereof.


         Section 4.5.      Reports and Financial Statements.

                  (a) Since January 1, 1996, the Purchaser has filed with the Securities and Exchange Commission (the "SEC") all forms, statements, reports and documents (including all exhibits, post-effective amendments and supplements thereto) required to be filed by it under each of the Securities Act, the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the respective rules and regulations promulgated thereunder, all of which, as amended (if applicable), complied in all material respects, when filed with all applicable requirements of the appropriate act and the rules and regulations thereunder. The Purchaser has previously delivered or made available to Company copies (including all exhibits, post-effective amendments and supplements thereto) of its (i) Annual Reports on Form 10-K for the years ended December 31, 2000, December 31, 1999 and December 31, 1998, as filed with the SEC; (ii) definitive proxy and information statements relating to all meetings of its stockholders (whether annual or special) from December 31, 1998 until the date hereof; and (iii) all other reports, including quarterly reports, and registration statements filed by the Purchaser with the SEC since December 31, 1998 (other than registration statements filed on Form S-8) (the documents referred to in clauses
(i), (ii) and (iii) being referred to as the "Purchaser SEC Reports"). As of their respective dates (or to the extent amended or superseded by a subsequent filing, with respect to the information in such subsequent filing, or as of the date of the subsequent filing), the Purchaser SEC Reports did not or will not (as the case may be) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The audited consolidated financial statements of the Purchaser included in the Purchaser's Annual Report on Form 10-K for the years ended December 31, 2000, December 31, 1999 and December 31, 1998 (collectively, the "Purchaser Financial Statements") have been prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a basis consistent with prior periods and fairly presented the consolidated financial position of the Purchaser and the Purchaser Subsidiaries as of the dates thereof and the related consolidated statement of operations, cash flows and stockholders' equity included in the Purchaser SEC Reports fairly presented the consolidated results of operations of the Purchaser and the Purchaser Subsidiaries for the respective periods then ended (subject, in the case of unaudited interim statements to normal year-end adjustments and the absence of certain footnote disclosures).

                  (c) The audited consolidated financial statements of the Purchaser included in the Purchaser's Annual Report on Form 10-K for the years ended December 31, 2000, December 31, 1999 and December 31, 1998 and any interim financial statements of the Purchaser since December 31, 2000 (collectively, the "Purchaser Financial Statements") have been prepared in accordance with the United States generally accepted accounting principles ("GAAP") applied on a basis consistent with prior periods and fairly presented the consolidated financial position of the Purchaser as of the dates thereof and the related consolidated statement of operations, cash flows and stockholders' equity included in the Purchaser SEC Reports fairly presented the consolidated results of operations of the Purchaser for the respective periods then ended (subject, in the case of unaudited interim statements to normal year-end adjustments and the absence of certain footnote disclosures).

                  (d) As of the date of this Agreement, except as set forth in the Purchaser's Annual Report for the year ended December 31, 2000 or in any other Purchaser SEC Report filed since that Annual Report or as previously disclosed in writing to the Company and prior to the date of this Agreement, neither the Purchaser nor any of its subsidiaries is a party to or bound by (i) any "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) or (ii) any non-competition agreement or any other agreement or arrangement that limits the Purchaser or any of its subsidiaries or any of their respective affiliates, or that would, after the date hereof similarly limit the Purchaser or the Company or any successor thereto, from engaging or competing in any line of business or in any geographic area after giving effect to the transactions contemplated hereby.


         Section 4.6.      Absence of Undisclosed Liabilities; Affiliate
Transactions.

                  (a) Except for matters reflected or reserved against in the balance sheet for the period ended December 31, 2000 included in the Purchaser Financial Statements or as previously disclosed in writing to the Company, neither the Purchaser nor any of the Purchaser Subsidiaries (including the Merger Sub) had at such date or has incurred since that date any liabilities, obligations

(whether absolute, accrued, contingent or otherwise) or contingencies of any nature, except (i) liabilities, obligations or contingencies (A) which are accrued or reserved against in the Purchaser Financial Statements or reflected in the notes thereto or (B) which were incurred after December 31, 2000 in the ordinary course of business and consistent with past practices; or (ii) liabilities, obligations or contingencies which are of a nature not required to be reflected in the consolidated financial statements of the Purchaser and the Purchaser Subsidiaries prepared in accordance with GAAP consistently applied and which were incurred in the ordinary course of business. The Purchaser and the Merger Sub are current in the payment of all taxes.

                  (e) Except as specifically disclosed in the Purchaser SEC Reports filed prior to the date of this Agreement or as previously disclosed in writing to the Company, there are no other transactions, agreements, arrangements or understandings between the Purchaser or the Purchaser Subsidiaries (including the Merger Sub), on the one hand, and the Purchaser's affiliates (other than wholly-owned subsidiaries of the Purchaser) or other Persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act.

         Section 4.7. Intellectual Property. The Purchaser and the Merger Sub own, or have the right to use (or believes, after due inquiry, that it can obtain the right to use on reasonable commercial terms), all patents, patent applications, trademarks, service names, trade names, copyrights, licenses, trade secrets or other proprietary rights necessary to conduct their business as now being conducted and as proposed to be conducted to the Purchaser's and Merger Sub's knowledge without any conflict or infringement of the rights of others and the Purchaser, except as disclosed on Schedule 4.7, has not received a notice that it is infringing upon or otherwise acting adversely to the right or claimed right of any person under or with respect to any of the foregoing, and to the Purchaser's and the Merger Sub's knowledge there is no basis for any such claim. The Purchaser and the Merger Sub have disclosed to Counsel a complete list of patents and pending patent applications of the Purchaser and the Merger Sub. Neither the Purchaser nor the Merger Sub is aware of any violation by a third party of any of the Purchaser's or Merger Sub's patents, trademarks, service marks, trade names, copyrights, trade secrets or other proprietary rights. Neither the Purchaser nor the Merger Sub is aware that any of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with their duties to the Purchaser and/or the Merger Sub or that would conflict with the Purchaser's and the Merger Sub's business as now being conducted and as proposed to be conducted. Neither the execution nor delivery of this Agreement, nor the conduct of the Purchaser's and Merger Sub's businesses will, to the Purchaser's and Merger Sub's knowledge, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any employee is now obligated.

         Section 4.8. Legal Proceedings. Except as set forth in the attached Schedule 4.8, there are no Legal Proceedings pending or, to the knowledge of the Purchaser and the Merger Sub, threatened that are reasonably likely to prohibit or restrain the ability of the Purchaser and the Merger Sub to enter into this Agreement or consummate the transactions contemplated hereby or which otherwise would result in a Material Adverse Change.

         Section 4.9. No Misrepresentation. Neither this Agreement (including the Exhibits hereto), nor (as of the date hereof) any Purchaser SEC Report contains any untrue statement of a material fact nor omits a material fact necessary in order to make the statements contained herein or therein not misleading.


                                    ARTICLE V

                            Covenants and Agreements

         Section 5.1. Access and Information. Prior to the Closing, each of the parties shall be entitled to make or cause to be made such investigation of the other party hereto, and the financial and legal condition thereof, as such investigating party deems reasonably necessary or advisable, and the other party hereto shall cooperate with any such investigation. In furtherance of the foregoing, but not in limitation thereof, each party shall permit the other party hereto and its agents and representatives or cause them to be permitted to have full and complete access to its premises, books and records upon reasonable notice during regular business hours and shall furnish such financial and operating data, projections, forecasts, business plans, strategic plans and other data relating to itself and its business as the other party hereto shall reasonably request from time to time. Prior to the Closing, the parties hereto agree that except as otherwise required by law, any and all public announcements or other communications concerning this Agreement and the transactions contemplated hereby shall be subject to the prior written approval of each of the parties hereto.

         Section 5.2. Company Affirmative Covenants. Prior to the Closing, except as otherwise expressly provided herein, the Company shall, except as otherwise contemplated by this Agreement, conduct its business only in the ordinary and regular course of business.

         Section 5.3. Company Negative Covenants. Prior to the Closing, without the prior written consent of the Purchaser, except as otherwise expressly provided herein, the Company shall not enter into any contract, agreement or commitment (other than in the ordinary course of business) which, if entered into prior to the date of this Agreement, would cause any representation or warranty of the Company or Counsel to be untrue in any material respect or be required to be disclosed on any Schedule delivered pursuant to Article III hereof.

         Section 5.4 Purchaser and Merger Sub Negative Covenants. Prior to the Closing, without the prior written consent of the Company, except as otherwise expressly provided herein, the Purchaser will conduct its business only in the ordinary and regular course of business consistent with past practices and the Merger Sub will not conduct any material business or incur any material liabilities.

         Section 5.5. Closing Documents. The Company shall, prior to or on the Closing Date, execute and deliver, or cause to be executed and delivered to the Purchaser, the documents or instruments described in Section 6.2. The Purchaser and Merger Sub shall, prior to or on the Closing Date, execute and deliver, or cause to be executed and delivered, to the Company, the documents or instruments described in Section 6.3.

         Section 5.6. Best Efforts; Further Assurances. Subject to the terms and conditions herein provided, each of the parties hereto shall use its best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. Each of the parties hereto will use its respective best efforts to obtain consents of all Governmental Authorities and third parties necessary to the consummation of the transactions contemplated by this Agreement. In the event that at any time after Closing any further action is reasonably necessary to carry out the purposes of this Agreement, each of the parties hereto shall take all such action without any further consideration therefor.

         Section 5.7. Reorganization Treatment. Neither the Purchaser nor the Company shall intentionally take, or fail to take or cause to be taken or not be taken, any action within its control, whether before or after the Effective Time, which it has reason to believe after consultation with its advisors would disqualify the Merger as a "reorganization" within the meaning of
Section 368(a) of the Code.

         Section 5.8. Approval by Purchaser. The Purchaser, in its capacity as the sole stockholder of Merger Sub, shall vote the shares of Merger Sub to approve and adopt the Merger, this Agreement and the transactions contemplated hereby, and shall cause Merger Sub to take any and all actions as may be necessary or appropriate to consummate the Merger and the other transactions contemplated hereby in accordance with the terms hereof.

         Section 5.9. Registration Right and other Benefits. Counsel shall be afforded the same registration rights and other benefits with respect to the Restricted Stock issued by the Purchaser hereunder as are set forth in the Securities Support Agreement dated as of March ___, 2001 by and among Counsel and the Purchaser, including the Exhibits attached thereto.

         Section 5.10 Expense Reimbursement. Promptly upon demand, whether prior to, or subsequent to, the Closing, the Purchaser hereby agrees to reimburse Counsel and its Affiliates for their expenses in connection with this transaction and any and all out-of-pocket expenses incurred by Counsel and its Affiliates with respect to the Company and/or the Purchaser on an ongoing basis in the course of their activities as Affiliates with the Purchaser, provided however that amounts related to engagements by Counsel of third party advisors related to activities of the Company, where such amounts are in excess of $5,000, shall be pre-approved by the Purchaser.


                                   ARTICLE VI

                              Conditions to Closing

         Section 6.1. Mutual Condition. The respective obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to Closing of the condition that no Governmental Authority of competent jurisdiction shall have (i) enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order which is in effect; or (ii) commenced or threatened any action or proceeding, which in the case of either clause (i) or (ii) would prohibit consummation of the transactions contemplated by this Agreement.

         Section 6.2. Conditions to the Obligations of Purchaser and Merger Sub. The obligations of the Purchaser and Merger Sub to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment prior to or at Closing of each of the following conditions:

         (a) All representations and warranties made by the Company and Counsel in this Agreement and the Schedules hereto shall be true, correct and complete on the date hereof and as of the Closing Date as though such representations and warranties were made as of the Closing Date (except for representations and warranties made as of a specified date, which shall have been true, correct and complete as of such specified date), and the Company shall have duly performed or complied with all of the covenants, obligations and conditions to be performed or complied with by them under the terms of this Agreement on or prior to or at Closing.

         (b) The Purchaser shall have received a certificate from the Secretary or the Assistant Secretary of the Company in form reasonably satisfactory to the Purchaser attesting to the matters described in clause (a) above.

         (c) The Company shall have delivered such other closing documents as shall be requested by the Purchaser in form and substance reasonably acceptable to the Purchaser's counsel, including the following:

                  (i) a certificate of the Secretary or Assistant Secretary of the Company, dated the Closing Date, as to the incumbency of any officer of the Company executing this Agreement or any document related thereto and covering such other matters as the Purchaser may reasonably request;

                  (ii) a certified copy of (A) the Certificate of Incorporation and by-laws of the Company and all amendments thereto, (B) the resolutions of the Company's Board of Directors authorizing the execution, delivery and consummation of this Agreement and the transactions contemplated hereby and thereby and (C) the written consent of a majority of the holders of Company Common Stock authorizing the execution, delivery and consummation of this Agreement and the Merger;

                  (iii) such other documents or instruments as the Purchaser reasonably requests to effect the authorization and validity of the transactions contemplated hereby.

         Section 6.3. Conditions to the Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing of each of the following conditions:

         (a) All representations and warranties made by the Purchaser and Merger Sub in this Agreement shall be true, correct and complete on the date hereof and as of the Closing Date as though such representations and warranties were made as of the Closing Date except for representations and warranties as of a specified date, which shall have been true, correct and complete as of such specified date), and the Purchaser and Merger Sub shall have duly performed or complied with all of the covenants, obligations and conditions to be performed or complied with by it under the terms of this Agreement on or prior to or at the Closing.

         (b) The Company shall have received a certificate from a duly authorized officer of the Purchaser and the Merger Sub in form reasonably satisfactory to the Company attesting to the matters described in clause (a) above.

         (c) Prior to or at the Closing, the Purchaser and the Merger Sub shall have delivered to the Company such closing documents as shall be reasonably requested by the Company in form and substance reasonably acceptable to its counsel, including the following:

                  (i) certificates of the Secretary or Assistant Secretary of each of the Purchaser and Merger Sub, dated the Closing Date, as to the incumbency of any officer of the Purchaser or Merger Sub, as applicable, executing this Agreement or any document related thereto and covering such other matters as the Company may reasonably request;

                  (ii) certified copies of (1) the Certificate of Incorporation and by-laws of each of the Purchaser and Merger Sub and all amendments thereto, and (2) the resolutions of the Board of Directors of each of the Purchaser and Merger Sub authorizing the execution, delivery and consummation of this Agreement and the transactions contemplated hereby and thereby; and

                  (iii) such other documents or instruments as the Company reasonably requests to effect the transactions contemplated hereby.



                                   ARTICLE VII

                                   Termination

         Section 7.1. Termination. This Agreement may be terminated at any time prior to Closing as follows:

         (a)      by joint consent of the Company and the Purchaser;

         (b) by the Company, if the Purchaser or Merger Sub shall breach in any material respect any of their respective representations, warranties or obligations contained in this Agreement;

         (c) by the Purchaser if the Company and Counsel shall breach in any material respect any of their respective representations, warranties or obligations contained in this Agreement;

         (d) by either the Purchaser or the Company, if any authorization, consent, waiver or approval required for the consummation of the transactions contemplated hereby shall impose any condition or requirement, which condition or requirement such party determines, in its good faith judgment, to be materially burdensome or to deny to such party in any material respect the benefits intended to be obtained by such party pursuant to the transactions contemplated by this Agreement; or

         (e) by either the Purchaser or the Company if the transactions contemplated by this Agreement shall not have been consummated on or before the date that is ninety (90) days from the date of this Agreement (or such later date as may be agreed upon in writing by the parties hereto).

         Section 7.1. Effect of Termination. If this Agreement is terminated pursuant to Section 7.1 hereof, all rights and obligations of the parties hereunder shall terminate and no party shall have any liability to the other party, except for obligations of the parties hereto in Sections 5.1 and 9.2, which shall survive the termination of this Agreement, and except nothing herein will relieve any party from liability for any breach of any representation, warranty, agreement or covenant contained herein prior to such termination.

                                  ARTICLE VIII

           Survival of Representations and Warranties; Indemnification

         Section 8.1. Survival of Representations and Warranties. The representations and warranties provided for in this Agreement shall survive the Closing for a period of three (3) years (the "Survival Period").

         Section 8.2. Indemnification. (a) Counsel shall indemnify and hold harmless the Purchaser, its Affiliates, officers, directors, employees, agents, counsel and representatives, and any Person claiming by or through any of them, against and in respect of any and all claims, costs, expenses, damages, liabilities, losses or deficiencies (including, without limitation, counsel's fees and other costs and expenses incident to any suit, action or proceeding) (the "Damages") arising out of, resulting from or incurred in connection with any inaccuracy in any representation or the breach of any warranty made by the Company in this Agreement for the applicable Survival Period (disregarding, for this purpose, any materiality limitation contained therein).

         (b) The Purchaser shall indemnify and hold harmless, each of the Company and Counsel and the other holders of Company Common Stock, their respective Affiliates, agents, counsel and representatives, and any Person claiming by or through any of them, against and in respect of any and all Damages arising out of, resulting from or incurred in connection with (i) any inaccuracy in any representation or the breach of any warranty made by the Purchaser; or the Merger Sub in this Agreement for the applicable Survival Period, (disregarding, for this purpose, any materiality limitation contained therein), or (ii) the breach by the Purchaser or the Merger Sub of any covenant or agreement to be performed by either of them hereunder.

         (c) Any Person providing indemnification pursuant to the provisions of this Section 8.2 is hereinafter referred to as an "Indemnifying Party" and any Person entitled to be indemnified pursuant to the provisions of this Section 8.2 is hereinafter referred to as an "Indemnified Party."

         Section 8.3. Procedures for Third Party Claims. In the case of any claim for indemnification arising from a claim of a third party (a "Third Party Claim"), an Indemnified Party shall give prompt written notice to the Indemnifying Party of any claim or demand of which such Indemnified Party has knowledge and as to which it may request indemnification hereunder. Notwithstanding the provisions of this Section 8.3, the Indemnifying Party's and its Affiliates' aggregate liability for any such Third Party Claim shall in any event be limited to the amount set forth in Section 8.4 of this Agreement. The Indemnifying Party shall have the right to defend and to direct the defense against any such Third Party Claim, in its name or in the name of the Indemnified Party, as the case may be, at the expense of the Indemnifying Party, and with counsel selected by the Indemnifying Party unless (i) such Third Party Claim seeks an order, injunction or other equitable relief against the Indemnified Party, or (ii) the Indemnified Party shall have reasonably concluded that (x) there is a conflict of interest between the Indemnified Party and the Indemnifying Party in the conduct of the defense of such Third Party Claim or
(y) the Indemnified Party has one or more defenses not available to the Indemnifying Party. Notwithstanding anything in this Agreement to the contrary, the Indemnified Party shall, at the expense of the Indemnifying Party, cooperate with the Indemnifying Party, and keep the Indemnifying Party fully informed, in the defense of such Third Party Claim. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel employed at its own expense; provided, however, that, in the case of any Third Party Claim described in clause (i) or (ii) of the second preceding sentence or as to which the Indemnifying Party shall not in fact have employed counsel to assume the defense of such Third Party Claim, the reasonable fees and disbursements of such counsel shall be at the expense of the Indemnifying Party. The Indemnifying Party shall have no indemnification obligations with respect to any Third Party Claim which shall be settled by the Indemnified Party without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

         Section 8.4. Procedures for Inter-Party Claims. In the event that an Indemnified Party determines that it has a claim for Damages against an Indemnifying Party hereunder (other than as a result of a Third Party Claim), the Indemnified Party shall give prompt written notice thereof to the Indemnifying Party, specifying the amount of such claim and any relevant facts and circumstances relating thereto. The Indemnified Party shall provide the Indemnifying Party with reasonable access to its books and records for the purpose of allowing the Indemnifying Party a reasonable opportunity to verify any such claim for Damages. The Indemnified Party and the Indemnifying Party shall negotiate in good faith regarding the resolution of any disputed claims for Damages. Promptly following the final determination of the amount of any Damages claimed by the Indemnified Party, the Indemnifying Party shall pay such Damages to the Indemnified Party by wire transfer or check made payable to the order of the Indemnified Party, without interest. In the event that the Indemnified Party is required to institute legal proceedings in order to recover Damages hereunder, the cost of such proceedings (including costs of investigation and reasonable attorneys' fees and disbursements) shall be added to the amount of Damages payable to the Indemnified Party.

No Indemnifying Party's and its Affiliates' aggregate liability, i.e. the amount of Damages payable, under this Section 8.4, shall exceed $ (excluding (i) liabilities for taxes (ii) liabilities arising from knowing misrepresentations or fraud and (iii) claims for breach of the representations and warranties contained in Section 3.5).

         Section 8.5. Payment of Damages. To the extent that Counsel is liable for any Damages as the Indemnifying Party hereunder, such Damages be shall be funded solely from Merger Shares returned by Counsel in an amount such that the total Merger Shares so returned by Counsel shall equal the amount of such Damages, with the value of such shares to be the higher of the fair market value thereof or $0.56 per share.


                                   ARTICLE IX

                                  Miscellaneous

         Section 9.1. Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be delivered personally, by facsimile or sent by certified, registered or express air mail, postage prepaid, and shall be deemed given when so delivered personally, or by facsimile, or if mailed, five days after the date of mailing, as follows:

If to the Purchaser:                I-Link Incorporated
                                    13751 S. Wadsworth Park Drive Suite 200
                                    Draper, Utah 84020

                                    Telephone: (801) 576-5000
                                    Facsimile: (801) 576 4295
                                    Attention: John Edwards, President


With a copy to:                     De Martino Finkelstein Rosen & Virga
                                    Suite 400, 1818 N Street, N.W.
                                    Washington, District of Columbia 20036
                                    Telephone: (202)659-0494
                                    Facsimile: (202) 659-1290
                                    Attention: Ralph De Martino

If to the Company:                  WebToTel Inc.
                                    c/o Counsel Corporation
                                    280 Park Avenue, 28th Floor
                                    New York, New York 10017
                                    Telephone: (212) 286-5000
                                    Facsimile: (212) 867-3226
                                    Attention: Allan Silber, Chairman

With a copy to:                     Wollmuth Maher & Deutsch LLP
                                    500 Fifth Avenue, Suite 1200
                                    New York, New York  10110
                                    Telephone: (212) 382-3300
                                    Facsimile: (212) 382-0050
                                    Attention: Mason H. Drake, Esq.


or to such other address as any party hereto shall notify the other parties hereto (as provided above) from time to time.

         Section 9.2. Expenses. Except as otherwise specifically provided in this Agreement (including, without limitation, Section 5.10 hereof, which provides for payment by the Purchaser of Counsel's and its Affiliates' expenses), each party will pay its own expenses incident to this Agreement and the transactions contemplated hereby, including legal and accounting fees and disbursements. Any payments for sales, transfer or other taxes or fees applicable to the conveyance and transfer to the holders of Company Common Stock of the Merger Consideration shall be borne by the Purchaser. The provisions of this Section shall survive any termination of this Agreement.

         Section 9.3. Governing Law; Consent to Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without reference to the choice of law principles thereof. Each of the parties hereto irrevocably submits to the non-exclusive jurisdiction of the courts of the State of Delaware and the United States District Court for the District of Delaware for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby. Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement. Each of the parties hereto irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court. Each party hereto irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

         Section 9.4. Assignment; Successors and Assigns; No Third Party Rights. Except as otherwise provided herein, this Agreement may not be assigned by operation of law or otherwise, and any attempted assignment shall be null and void. The Purchaser may assign all of its rights under this Agreement to any Affiliate; provided such Affiliate assumes all of the obligations of the Purchaser hereunder; and provided further that the Purchaser shall remain liable for such Affiliate's failure to meet any of the obligations of Purchaser hereunder. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, assigns and legal representatives. This Agreement shall be for the sole benefit of the parties to this Agreement and their respective heirs, successors, assigns and legal representatives and is not intended, nor shall be construed, to give any Person, other than the parties hereto and their respective heirs, successors, assigns and legal representatives, any legal or equitable right, remedy or claim hereunder.

         Section 9.5. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original agreement, but all of which together shall constitute one and the same instrument.

         Section 9.6. Titles and Headings. The headings in this Agreement are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.

         Section 9.7. Entire Agreement. This Agreement, including the Schedules and Exhibits attached thereto, constitutes the entire agreement among the parties with respect to the matters covered hereby and supersedes all previous written, oral or implied understandings among them with respect to such matters.

         Section 9.8. Amendment and Modification. This Agreement may only be amended or modified in writing signed by the party against whom enforcement of such amendment or modification is sought.

         Section 9.9 Waiver. Any of the terms or conditions of this Agreement may be waived at any time by the party or parties entitled to the benefit thereof, but only by a writing signed by the party or parties waiving such terms or conditions.

         Section 9.10. Severability. The invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, such restriction shall be enforced to the maximum extent permitted by law.

         Section 9.11. No Strict Construction. Each party hereto acknowledges that this Agreement has been prepared jointly by the parties hereto, and shall not be strictly construed against either party.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                      I-LINK INCORPORATED


                                      By:
                                         -------------------------------
                                      Title:


                                      I-LINK ACQUISITION CORP.


                                      By:
                                         -------------------------------
                                      Title:


                                      WEBTOTEL INC.


                                      By:
                                         -------------------------------
                                      Title:


                                      COUNSEL COMMUNICATIONS LLC


                                      By:
                                         -------------------------------
                                      Title:

                                      OTHER SHAREHOLDERS OF COMPANY:


                                      DHR INTERNATIONAL


                                      By:
                                         -------------------------------
                                      Title:



                                      ---------------------------------
                                      Hayes Reilly

                                    EXHIBIT A
                           CAPITALIZATION OF WEBTOTEL


                                            Pre-Merger             Post-Merger
                                   ----------------------------    -----------
                                    NUMBER OF           %           NUMBER OF
                                    WEBTOTEL       OWNERSHIP OF      I-LINK
SHAREHOLDER                          SHARES          WEBTOTEL        SHARES
-----------                        -----------     ------------    -----------
COUNSEL COMMUNICATIONS LLC         132,833,042         99.89%       17,434,489
DHR International                       83,154          0.06%           10,914
Hayes Reilly                            68,038          0.05%            8,930
                                   -----------        ------       -----------

                                   132,984,233        100.00%       17,454,333

                                    EXHIBIT B
                      CAPITALIZATION OF I-LINK INCORPORATED


                                                    FULLY-DILUTED SHARES AS
                                                           OF 4/18/01
                                                    -----------------------
                                                       SHARES          %
                                                    -----------------------
Common Stock                                          28,198,092     21.8%

Series N and Series C Preferred Stock                  1,230,340      1.0%
Serues F Warrants                                        408,000      0.3%
Options                                               13,939,643     10.8%

Other Warrant Holders                                    430,322      0.3%
Winter Harbor Common Shares                            5,000,000      3.9%

Counsel Communications LLC
        Common Stock                                  61,966,057     48.0%
        Senior Secured Convertible Note(1)            17,943,179     13.9%
                                                    -----------------------
Counsel Communications LLC                            79,909,236     61.9%
                                                    -----------------------

TOTAL FULLY DILUTED SHARES                           129,115,633    100.0%


--------
(1) Assumes full funding of Counsel $10 million Note, of which approximately $6 million is funded, plus accrued interest.

                                  SCHEDULE 3.7
                    WEBTOTEL INTELLECTUAL PROPERTY EXCEPTIONS

         Nexbell has received a cease and desist letter from SBC Communications regarding the use of the Nexbell name.

                                  SCHEDULE 4.4
                            I-LINK CONFLICTS/CONSENTS

                                  SCHEDULE 4.7
                     I-LINK INTELLECTUAL PROPERTY EXCEPTIONS

                                  SCHEDULE 4.8
                            I-LINK LEGAL PROCEEDINGS